Exhibit 23.7

Letterhead of Pincock, Allen & Holt

CONSENT OF PINCOCK, ALLEN & HOLT

The undersigned, Pincock, Allen & Holt, hereby states as follows:

Our firm assisted with the preparation of the “Technical Report for the Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico” dated August 12, 2009 and amended and restated on December 8, 2009, (the “Technical Report”) for Vista Gold Corp. (the “Company”) portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Report, including the reference to our firm included with such information, as set forth above in the Form 10-K.

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	By:	/s/ Leonel López
Name: Leonel López, C.P.G.
Title: Principal Geologist
Date: September 28, 2012